Exhibit 10.2

FIRST AMENDMENT
TO THE
ABERCROMBIE & FITCH CO.
LONG-TERM CASH INCENTIVE COMPENSATION PERFORMANCE PLAN

This First Amendment (this “Amendment”) to the Abercrombie & Fitch Co. Long-Term Cash Incentive Compensation Performance Plan (the “Incentive Plan”) is effective as of the date hereof (the “Amendment Effective Date”).

WHEREAS, Abercrombie & Fitch Co. (the “Corporation”) maintains the Incentive Plan;

WHEREAS, pursuant to Section 8(e) of the Incentive Plan, the Corporation desires to amend the Incentive Plan to clarify certain provisions with respect to the Company’s Compensation and Recoupment Policy;

NOW, THEREFORE:

1. Section 3(a) of the Incentive Plan is hereby amended by deleting the first sentence of the second paragraph thereof and replacing it with the following:

“The Committee shall prescribe documents evidencing Awards (such documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Incentive Plan and amendments thereto (including outstanding Awards); construe and interpret the Incentive Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; determine whether an Award is subject to recoupment under any applicable clawback, recoupment or forfeiture policy (including without limitation a clawback policy required to be implemented by an applicable stock exchange) approved by the Board or Committee, as in effect from time to time, whether approved before or after the Effective Date (as applicable, a “Clawback Policy”); and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Incentive Plan.”

2. Section 7(d) is hereby amended by adding the following to the end thereof:

“or pursuant to any Clawback Policy.”

3. Section 8(a) of the Incentive Plan is hereby amended by adding the following sentence to the end thereof:

“In addition, the Committee may at any time modify the terms of any Award in order to conform such terms with any applicable clawback or recoupment policy.”

4. Section 8(f) of the Incentive Plan is hereby amended by deleting the first sentence thereof and replacing it with the following:

“The Company or any subsidiary or affiliate of the Company may, to the extent permitted by applicable law, including without limitation section 409A of the Code, deduct from and set off against any amounts the Company or a subsidiary or affiliate of the Company may owe to the Participant from time to time (including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed on account of an outstanding clawback, recoupment or forfeiture obligation pursuant to any Clawback Policy or under Section 7(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff.”

5. Section 8 of the Incentive Plan is hereby amending by adding the following subsection (o) to the end thereof:

“(o) Company Policies. All Awards shall be subject to any Clawback Policy, share trading policies and other policies that may be implemented by the Board or the Committee from time to time.”

6. Except as amended hereby, the provisions of the Incentive Plan shall continue in full force and effect, and no other provisions in the Incentive Plan shall be deemed amended except as may be necessary to effectuate this Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized representative on August 16, 2023, to be effective as of the Amendment Effective Date.

ABERCROMBIE & FITCH CO.

/s/ Gregory J. Henchel
By: Gregory J. Henchel
Its: Executive Vice President, General Counsel and Corporate Secretary